UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016 (February 14, 2016)

The ADT Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-4517261
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

001-35502

(Commission

File Number)

1501 Yamato Road

Boca Raton, Florida 33431

(Address of principal executive offices, including Zip Code)

(561) 988-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2016, The ADT Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Prime Security Services Borrower, LLC, a Delaware limited liability company (“Parent”), Prime Security One MS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purposes of Article IX thereof, Prime Security Services Parent, Inc., a Delaware corporation (“Parent Inc.”) and Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent LP”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The Board of Directors of the Company unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares of the Company’s common stock held by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares owned by the Company (including shares held in treasury) or any of its direct or indirect wholly-owned subsidiaries, and shares owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights under Delaware law) will be converted into the right to receive $42.00 in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement, (i) each outstanding Company stock option will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to each Company stock option multiplied by (y) the excess of the Merger Consideration over the per share exercise price under such Company stock option and (ii) each outstanding Company restricted stock unit, deferred stock unit, phantom stock unit or similar stock right (other than Company performance share units, each a “Company stock unit”) will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such Company stock unit multiplied by (y) the Merger Consideration. Each outstanding Company performance share unit will be cancelled at the Effective Time, and the holder of such Company performance share unit will be entitled to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such Company performance share unit (assuming performance resulted in a payout of 115% of the target award) multiplied by (y) the Merger Consideration as soon as reasonably practicable after the date such Company performance share unit would otherwise have vested on its terms but only if such conditions to vesting are satisfied prior to such vesting date, provided, that if the employment or service of the holder of such Company performance share unit is terminated by the Company or by the holder prior to such vesting date under conditions that would have accelerated the vesting of such Company performance share unit had it remained outstanding, then such vesting date will be accelerated as of the date of such termination of employment or service.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary SEC review process. The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of the Company’s common stock entitled to vote thereon at such meeting (the “Company Stockholder Approval”). Consummation of the Merger is also subject to (i) the absence of any law, injunction or other order that prohibits the consummation of the Merger, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) clearance under the Competition Act (Canada), (iv) delivery to Parent of debt payoff letters related to the Company’s credit facility and (v) other customary closing conditions, including the accuracy of each party’s representations and warranties, and each party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (v) to certain materiality qualifiers).

Parent has obtained equity financing and debt financing commitments and Parent Inc. has obtained preferred securities financing commitments to finance the transactions contemplated by the Merger Agreement and paying related fees and expenses. Certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC have committed to provide capital to Parent with an equity contribution of up to $3.575 billion, subject to the terms and conditions set forth in an equity commitment letter. Barclays, Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada, RBC Capital Markets, LLC, PSP Investments Credit USA LLC and PCDH 5, LLC have agreed to provide committed acquisition debt of $8.445 billion and a committed $255 million senior secured revolving facility. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions. An affiliate of Koch Equity Development LLC, the investment and acquisition subsidiary of Koch Industries, Inc., has agreed to purchase $750 million of preferred securities from Parent Inc. The obligation of such affiliate to provide financing under the preferred securities commitment letter is subject to a number of customary conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to conduct its and its subsidiaries’ businesses in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, (ii) to forego paying its regular dividend during the period between the execution of the Merger Agreement and the closing of the Merger (other than the quarterly dividend announced on January 7, 2016, which will be payable on February 17, 2016) and (iii) to call a special meeting of the stockholders to adopt the Merger Agreement.

During the period from February 14, 2016 and continuing until 12:01 A.M. (New York time) on March 26, 2016 (the “Go-Shop Period”), the Company is permitted to solicit, initiate or encourage any company acquisition proposal and engage in, enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal. At the end of the Go-Shop Period, the Company will cease such activities, and is subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third party (other than any Excluded Party, as described below) in relation to an alternative transaction, subject to certain customary exceptions to permit the Board of Directors of the Company to comply with its fiduciary duties.

The Board of Directors of the Company has unanimously resolved to recommend that stockholders vote to adopt the Merger Agreement. Prior to obtaining the Company Stockholder Approval, under specified circumstances the Board of Directors of the Company may change its recommendation that stockholders vote to adopt the Merger Agreement if the Board of Directors of the Company has determined in good faith after consulting with its outside counsel and financial advisor that the failure to make a change of recommendation would be inconsistent with its fiduciary duties as a result of (i) an event, fact, circumstance, development or occurrence (other than an alternative proposal) that affects the Company and its subsidiaries that was not known (or the consequences of which were not reasonably foreseeable) as of the date of the Merger Agreement (an “Intervening Event”) or (ii) an alternative proposal that did not result from a breach of the “no-shop” restrictions and which the Board of Directors of the Company determines in good faith would constitute a superior proposal if consummated (in which latter case the Company may also terminate the Merger Agreement to enter into such superior proposal upon payment of the termination fee, as described below). Before the Board of Directors of the Company may change its recommendation in connection with an Intervening Event or a superior proposal, or terminate the Merger Agreement to accept a superior proposal, the Company must provide Parent with a three business day period (subject to an additional two business day period in the event of material changes in respect of the Intervening Event or the superior proposal) during which the Company will negotiate in good faith with Parent to obviate the need for the change of recommendation or to make adjustments to the Merger Agreement so that the competing proposal ceases to be a superior proposal.

The Merger Agreement contains certain termination rights for the Company and Parent. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a third party who made during the Go-Shop Period (and did not subsequently withdraw in writing) an acquisition proposal that the Board of Directors of the Company determined is or would reasonably be expected to lead to a superior proposal (an “Excluded Party”) and the Board of Directors of the Company has determined that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the termination fee payable by the Company to Parent will be $87 million. If the Merger Agreement is terminated in connection with entering into an alternative acquisition agreement in respect of a superior proposal with a third party other than an Excluded Party, the making of a change of recommendation by the Board of Directors of the Company or a willful breach of the “no-shop” restrictions by the Company or its subsidiaries, or in certain other customary circumstances, the termination fee payable by the Company to Parent will be $228 million. The Merger Agreement also provides that upon termination of the Merger Agreement as a result of the failure to obtain the Company Stockholder Approval after the vote thereon is taken at the special meeting, the Company will reimburse Parent up to $30 million in respect of its documented out-of-pocket transaction-related expenses.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $421 million (the “Reverse Termination Fee”), if the Merger Agreement is validly terminated for Parent’s failure to close when required to do so pursuant to the Merger Agreement or for a material uncured breach by Parent, which material uncured breach is the primary reason for the failure to close the Merger. Each member of the Apollo Funds has entered into a limited guarantee with the Company to pay the Company the Reverse Termination Fee or make certain other specified payments to the Company, subject to the terms and conditions set forth in the limited guarantee.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 14, 2016 (as such date may be extended, the “End Date”), or in the event that a second request is made by the Federal Trade Commission or the Department of Justice with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the End Date will automatically extend, without further action by the parties, to November 14, 2016. Parent may extend the End Date in the event the marketing period for its debt has commenced, but not yet been completed, until three business days after the final date of the marketing period; provided that the End Date cannot be extended by more than 16 business days.

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

If the Merger is consummated, the Company’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Effective February 14, 2016, the Board of Directors of the Company adopted resolutions to amend and restate the Company’s Amended and Restated By-laws to add a new Section 8.07 to Article VIII, which provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation of the Company or the Second Amended and Restated By-laws, or (D) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or if the Court of Chancery of the State of Delaware does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

The foregoing description of the Company’s Second Amended and Restated By-laws is qualified in all respects by reference to the text of the Second Amended and Restated By-laws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.03 by reference.

Item 7.01	Regulation FD Disclosure.

On February 16, 2016, the Company and Parent issued a joint press release announcing the transactions contemplated by the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

The press release is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward Looking Statements

This communication contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this communication that are not clearly historical in nature, including statements regarding business strategies, market potential, future financial performance, the effects of the separation of ADT from Tyco International plc (“Tyco”), and other matters, are forward-looking. Without limiting the generality of the preceding sentence, any time we use the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent, Parent Inc. or Parent LP to obtain the necessary financing to complete the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; our ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for our products and services that achieve market acceptance with acceptable margins; competition in the markets we serve, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain the market share of our products and services; an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services; changes in the housing market and consumer discretionary income; failure to maintain the security of our information and technology networks, including personally identifiable information and other data, our products may be subject to potential vulnerabilities of wireless and Internet of Things devices, and our services may be subject to hacking or other unauthorized access to control or view systems and obtain private information; our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers; interruption to our monitoring facilities; failure to realize expected benefits from acquisitions and investments; risks associated with pursuing business opportunities that diverge from our current business model; potential loss of customer generation strategies through our independent, third party authorized dealers and affinity marketing programs; risks associated with acquiring and integrating customer accounts; unauthorized use of our brand name by third parties; risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco and other third parties; failure to enforce our intellectual property rights; allegations that we have infringed the intellectual property rights of third parties; failure of our independent, third party authorized dealers to mitigate certain risks; failure to continue to execute a competitive, profitable pricing structure; shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment; current and potential securities litigation; increase in government regulation of telemarketing, e-mail marketing and other marketing methods may increase our costs and restrict growth of our business; changes in U.S. and non-U.S. governmental laws and regulations; imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms; refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions; our greater exposure to liability for employee acts or omissions or system failures; interference with our customers’ access to some of our products and services through the Internet by broadband service providers or potential change in government regulations relating to the internet; potential impairment of our deferred tax assets; inability to hire and retain key personnel, including an effective sales force; adverse developments in our relationship with our employees; capital market conditions, including availability of funding sources for us and our suppliers; changes in our credit ratings; risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments; impact of any material adverse legal judgments, fines, penalties or settlements; exposure to counterparty risk in our hedging agreements; fluctuations in foreign currency exchange rates; potential liabilities for legacy obligations relating to the separation from Tyco; volatility in the market price of our stock; and failure to fully realize expected benefits from the separation from Tyco.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this communication that looks towards future performance of the Company is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements included in this communication. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our 2015 Form 10-K. There have been no material changes to the risk factors disclosed in Part I, Item 1A. Risk Factors in our 2015 Form 10-K.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.adt.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended September 25, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 22, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2016, by and among The ADT Corporation, Prime Security Services Borrower, LLC, Prime Security One MS, Inc., and solely for the purposes of Article IX thereof, Prime Security Services Parent, Inc. and Prime Security Services TopCo Parent, L.P.

3.1	Second Amended and Restated By-laws of The ADT Corporation, effective February 14, 2016

99.1	Joint Press Release of the Company and Parent dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ADT CORPORATION

	By:	/s/ N. David Bleisch
		Name:	N. David Bleisch
		Title:	Senior Vice President and Chief Legal Officer

Date: February 16, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 14, 2016, by and among The ADT Corporation, Prime Security Services Borrower, LLC, Prime Security One MS, Inc., and solely for the purposes of Article IX thereof, Prime Security Services Parent, Inc. and Prime Security Services TopCo Parent, L.P.

3.1	Second Amended and Restated By-laws of The ADT Corporation, effective February 14, 2016

99.1	Joint Press Release of the Company and Parent dated February 16, 2016